Exhibit 10.3

CHANGE IN CONTROL

SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of November 19, 2012, by and between MEETINGHOUSE BANK (the “Bank”) and STEVEN K. BORGERSON (the “Executive”).

WHEREAS, the Executive has made significant contributions to the success of the Bank; and

WHEREAS, the Bank wishes to provide additional incentives for the Executive to remain in the employment of the Bank.

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.                                      Termination after a Change in Control.

(a)                                 Cash benefit. Notwithstanding any other provisions in this Agreement, if the Executive’s employment terminates involuntarily, but without Cause, or voluntarily, but with Good Reason, in either case within 12 months after a Change in Control, the Bank shall make a lump-sum payment to the Executive in an amount in cash equal to two (2) times the Executive’s base salary (at the rate in effect immediately prior to the Change in Control or, if higher, the rate in effect when the Executive terminates employment).  Unless a delay in payment is required under Section 1(b) of this Agreement, the payment required under this Section 1(a) shall be made within five (5) business days after the Executive’s employment termination. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. If the Executive’s employment terminates involuntarily, but without Cause, before the Change in Control occurs but after discussions regarding the Change in Control commence, then for purposes of this Agreement the Executive’s employment shall be deemed to have terminated immediately after the Change in Control and, unless delay is required under Section 1(b) of this Agreement, the Executive shall be entitled to the cash benefit under this Section 1(a) within five (5) business days after the Change in Control.  If, following a Change in Control, the Executive is offered a “comparable position” by the acquirer and the Executive declines the position, the Executive will not be entitled to any benefits provided under this Agreement.  For purposes of this Agreement, a “Comparable Position” shall mean a position that would (i) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee prior to the Change in Control, (ii) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee prior to the Change in Control, (iii) be in a location that would not require the employee to increase his daily one way commuting distance by more than twenty-five (25) miles as compared to the employee’s commuting distance immediately prior to the Change in Control and (iv) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee prior to the Change in Control.

(b)                                 Payment of the benefit. If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the cash severance benefit under Section 1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, payment of the benefit under Section 1(a) shall be delayed and shall be made to the Executive in a single lump sum without interest on the first business day of the seventh (7th) month after the month in which the Executive’s employment terminates.

(c)                                  Change in Control defined.

For purposes of this Agreement, a “Change in Control” means and shall be deemed to have occurred upon the occurrence of any of the following events.

(1)                                 The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Meetinghouse Bancorp, Inc. (the “Company”), or any employee benefit plan of the Company or the Bank), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company or the Bank;

(2)                                 Either a majority of the directors of the Company elected at the Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Company. The term “incumbent director” shall mean any director who was a director of the Company on the Effective Date and any individual who becomes a director of the Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least majority of the then incumbent directors; or

(3)                                 The consummation of (x) a merger, consolidation or other business combination of the Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Company or the Bank or an agreement for the sale or disposition of all or substantially all of the Company’s or the Bank’s assets.

(d)                                 Involuntary termination with Cause defined. For purposes of this Agreement involuntary termination of the Executive’s employment shall be considered involuntary termination with Cause if the Executive shall have been terminated for any of the following reasons:

(1)                                 The Executive’s willful failure to follow or to cooperate in carrying out any of the lawful policies of the Company or the Bank or the lawful directions of the Board of Directors of the Bank;

(2)                                 Continued and willful neglect by the Executive of the Executive’s duties for or on behalf of the Company or the Bank for which the Executive provides services;

(3)                                 Willful misconduct of the Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of the Company or the Bank or a depositor therein or borrower therefrom, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or the Bank to the prejudice of the Company or the Bank;

(4)                                 Conduct by the Executive which results in the Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of the Company or the Bank pursuant to the rules and regulations of the primary federal or state banking agency for the Company or the Bank or any other federal or state banking agency having regulatory jurisdiction over the Company or the Bank;

(5)                                 Indictment or conviction of the Executive of a felony or any misdemeanor involving moral turpitude or the Executive’s willful violation of any law, rule or regulation to which the Company or the Bank is subject or of a final order or other formal administrative action entered into, by or imposed upon the Company or the Bank;

(6)                                 Willful violation of any code of conduct or standards of ethics applicable to employees of the Company or the Bank that results in material and demonstrable damage to the business or reputation of the Company or the Bank; or

(7)                                 The issuance of a permanent injunction or similar remedy against the Executive preventing the Executive from executing or performing all or part of this Agreement.

For purposes of this Agreement, no act or failure to act on the Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Bank’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the Board of Directors or based upon the advice of counsel for the Bank shall be conclusively presumed to be in good faith and in the Bank’s best interests.

(e)                                  Voluntary termination with Good Reason defined. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (1) and (2) are satisfied —

(1)                                 a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent —

(i)                                     a material diminution of the Executive’s base salary,

(ii)                                  a material diminution of the Executive’s authority, duties, or responsibilities,

(iii)                               a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,  or

(iv)                              a change by more than twenty-five (25) miles in the geographic location at which the Executive must perform services.

(2)                                 the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (1) within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (1) must occur within six months after the initial existence of the condition.

2.                                      Continuation of Benefits.

(a)                             Benefits. Subject to Section 2(b) of this Agreement, if the Executive’s employment terminates involuntarily but without Cause or voluntarily but for Good Reason within twelve (12) months after a Change in Control, the Bank shall continue or cause to be continued life and health insurance coverage substantially identical to the coverage maintained for the Executive before termination and in accordance with the same schedule prevailing before employment termination. The insurance coverage shall cease twenty-four (24) months after the Executive’s termination.

(b)                                 Alternative lump-sum cash payment. If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 2(a) it is not possible to continue the Executive’s coverage, or (y) if when employment termination occurs the Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 2(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage under Section 2(a) the Bank shall pay or cause to be paid to the Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for twenty-four (24) months. The lump-sum payment shall be made within five (5) business days after employment termination or, if the Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which the Executive’s employment terminates.

3.                                      Termination for Which No Benefits Are Payable. Despite anything in this Agreement to the contrary, the Executive shall be entitled to no benefits under this Agreement if the Executive’s employment terminates with Cause, if the Executive dies while actively employed by the Bank, or if the Executive becomes totally disabled while actively employed by the Bank. For purposes of this Agreement, the term “totally disabled” means that because of injury or sickness the Executive is unable to perform the Executive’s duties. The benefits, if any, payable to the Executive or the Executive’s beneficiary or estate relating to the Executive’s death or disability shall be determined solely by such benefit plans or arrangements as the Bank may have with the Executive relating to death or disability, not by this Agreement.

4.                                      Term of Agreement.

(a)                                 The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement and ending November 19, 2014, plus (ii) any and all extensions of the initial term made pursuant to this Section 4.

(b)                                 Commencing on November 19, 2013 (the “Renewal Date”), and continuing on each anniversary of the Renewal Date thereafter, the disinterested members of the Board of Directors may extend the Agreement term, so that the remaining term of the Agreement, following Board action, will be two (2) years, unless Executive elects not to extend the term of this Agreement by giving proper written notice.  The Board of Directors will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings.  The Board of Directors will notify Executive as soon as possible after each annual review whether it has determined to extend the Agreement.

5.                                      Limitation of Benefits Under Certain Circumstances.  In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change of Control (whether under this Agreement or otherwise) would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments or benefits shall be reduced to the extent necessary to avoid treatment as an “excess parachute payment”, with the reduction among such payments and benefits to be made first to payments and benefits payable or provided under this Agreement.

6.                                      This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (x) this Agreement is not a management or employment agreement and (y) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or any subsidiary or successor of the Bank.

7.                                      Withholding of Taxes.  The Bank may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation, or ruling.

8.                                      Successors and Assigns.

(a)                                 This Agreement shall be binding upon the Bank and any successor to the Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise. But, this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank. By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)                                  This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 8. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8, the Bank shall have no liability to pay any amount to the assignee or transferee.

9.                                      Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of the notice, and properly addressed to the Bank if addressed to the board of directors at the Bank’s executive offices.

10.                               Captions and Counterparts. The headings and subheadings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

11.                               Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless the waiver, modification, or discharge is agreed to in a writing signed by the Executive and by the Bank. No waiver by either party hereto at any time of any breach by the other party hereto or waiver of compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent and solely to the extent necessary to make it valid and enforceable.

13.                               Governing Law, Jurisdiction and Forum.  This Agreement shall be construed under and governed by the internal laws of Massachusetts, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Massachusetts.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Massachusetts.

14.                               Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety any prior severance or employment agreement between the Bank and the Executive.

15.                               No Mitigation Required.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

16.                               Internal Revenue Code Section 409A.  The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code.  If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall be applied in a manner consistent with those requirements, despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

17.                               Source of Payments.  All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

18.                               Effect of Federal Banking Statutes and Regulations.  Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the

Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.  In addition, the Executive agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to the Bank (including regulations and rules relating to any governmental program in which the Bank may participate).

IN WITNESS WHEREOF, the parties have executed this Change in Control Severance Agreement as of the date first written above.

MEETINGHOUSE BANK

/s/ William J. Fitzgerald

EXECUTIVE

/s/ Steven K. Borgerson
Steven K. Borgerson